Pricing Supplement Dated April 24, 2003         Rule 424(b)(3)
(To Prospectus dated March 6, 2003 and          File Nos. 333-103003,
Prospectus Supplement dated March 28, 2003)     333-103003-01, 333-103003-02,
                                                333-103003-03 and 333-103003-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series F
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: April 24, 2003         Original Issue Date: April 29, 2003
Principal Amount: $50,000,000      Net Proceeds to Issuer: $49,725,000
Issue Price: 99.45%                Agent's Capacity:
Selling Agent's                    x Principal Basis      Agency Basis
Commission/Discount: 0.55%
Interest Rate: 5.31% per annum     Interest Payment Dates:
Maturity Date: April 30, 2018      Semi-annually on the 30th day of each April
                                   and October, commencing October 30, 2003


__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
           x      The Notes may be redeemed prior to maturity commencing
                  April 30, 2006 and on the 30th day of each April and October thereafter on 30 New York business days notice.

      Initial Redemption Date: April 30, 2006

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being purchased by Merrill Lynch (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption
"Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $49,725,000.


                             Merrill Lynch